Exhibit 4.12

[STOCK CERTIFICATE]

[LOGO] B&G Foods, Inc. INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE

NUMBER	SHARES
BGF-A

CLASS A COMMON STOCK PAR VALUE $.01	CUSIP 05508R 10 6 SEE REVERSE FOR CERTAIN DEFINITIONS
This Certifies that

is the owner of

fully paid and non-assessable shares of the above Corporation transferable on the books of the Corporation by the holder hereof in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid unless countersigned and registered by the Transfer Agent and Registrar.
In Witness Whereof, the said Corporation has caused this Certificate to be signed by its duly authorized officers and to be sealed with the Seal of the Corporation.
Dated:

/s/ ROBERT CANTWELL SECRETARY	/s/ DAVID WENNER PRESIDENT

[CORPORATE SEAL OF B&G FOODS, INC.]

Countersigned and Registered:
THE BANK OF NEW YORK (NEW YORK)
Transfer Agent and Registrar
By

Authorized Signature